Filed Pursuant to Rule 424(b)(3)
Registration No.  333-135640

AUXILIO, INC.

2,132,076 Shares of Common Stock

This Prospectus Supplement supplements and amends the prospectus dated August 10, 2009, with respect to the resale of 2,132,076 shares of our common stock, or the Prospectus. We are supplementing the Prospectus to provide the following information:

1.	On August 11, 2009, we filed the attached Current Report on Form 8-K with the Securities and Exchange Commission.

The information attached to this Prospectus Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including all amendments and supplements thereto.

THE SECURITIES OFFERED IN THE PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is August 13, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 5, 2009

AUXILIO, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-27507	88-0350448
(Commission File Number)	(I.R.S. Employer Identification No.)

27401 Los Altos, Suite 100, Mission Viejo, California  92691
(Address of principal executive offices)

(949) 614-0700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

A.	Termination of Etienne Weidemann as the Company’s Chief Executive Officer.

On August 5, 2009, the Board of Directors of Auxilio, Inc. (the “Company”) voted to terminate the employment of Etienne Weidemann as the Company’s Chief Executive Officer.

B.	Resignation of Jacques Terblanche as President.

On August 5, 2009, Jacques Terblanche resigned as the President of the Company.  The Company accepted Mr. Terblanche’s resignation effective as of August 5, 2009.

C.	Appointment of Joseph Flynn as President and Chief Executive Officer.

On August 5, 2009, the Board of Directors of the Company appointed Joseph Flynn to serve as the President and Chief Executive Officer of the Company effective as of August 31, 2009.

In connection with such appointment, the Company and Mr. Flynn entered into that certain Executive Employment Agreement, effective as of August 31, 2009 (the “Flynn Employment Agreement”).  The Flynn Employment Agreement provides that Mr. Flynn will be employed by the Company as President and Chief Executive Officer, for an initial term beginning on August 31, 2009 and ending on December 31, 2011, at an initial base salary of $250,000 and incentive compensation as more specifically set forth in the Flynn Employment Agreement.  Upon termination of Mr. Flynn’s employment by the Company other than for cause or by Mr. Flynn for good reason, the Company shall continue paying Mr. Flynn’s salary for six (6) months and accelerate the vesting of Company options and/or warrants issued to Mr. Flynn.

The foregoing description of the Flynn Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Flynn Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

A press release announcing the appointment of Mr. Flynn as President and Chief Executive Officer of the Company effective August 31, 2009 is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Mr. Flynn, age 43, has over 19 years of experience in leading large international service operations in business media, software, and technology firms.  Immediately prior to his appointment as President and Chief Executive Officer of the Company, Mr. Flynn served as Vice President for the Nielsen Corporation since January 3, 2007.  The Nielsen Corporation is a global information and media company with leading market positions in marketing information (AC Nielsen), media information (Nielsen Media Research,) business publications (Billboard Magazine, the Hollywood Reporter), trade shows (Action Sports Retailer, Outdoor Retailer) and the newspaper sector ( Scarborough Research).  Mr. Flynn is one of the original founders of the Company and currently serves the Company as a director and has been a member of the Board of Directors of the Company since 2003.  Mr. Flynn previously served as the Chairman and Chief Executive Officer of the Company from January 1, 2003 until November 9, 2006, and resigned from employment with the Company effective December 31, 2006.

D.	Appointment of Paul Anthony as Interim President and Chief Executive Officer.

On August 10, 2009, the Board of Directors of the Company appointed Paul Anthony to serve as the interim President and Chief Executive Officer of the Company until the effective date of Mr. Flynn’s appointment as President and Chief Executive Officer of the Company.

Mr. Anthony was hired as the Chief Financial Officer of the Company effective January 3, 2005. Prior to joining the Company, Mr. Anthony served as Vice President, Finance and Corporate Controller with Callipso, a provider of voice-over IP based network services. During his tenure at Callipso, Mr. Anthony was responsible for all of the financial operations including accounting, finance, investor relations, treasury, and risk management. Before joining Callipso, Mr. Anthony was the Controller for IBM-Access360, a provider of enterprise software. Mr. Anthony joined Access360 from Nexgenix, Inc. where he served as Corporate Controller. Prior to this, Mr. Anthony held numerous positions in Accounting and Finance at FileNET Corporation, a provider of enterprise content management software applications. Mr. Anthony started his career at KPMG Peat Marwick LLP in Orange County in the Information, Communications & Entertainment practice. He is a certified public accountant and holds a Bachelor of Science in Accounting from Northern Illinois University.

Item 9.01                      Financial Statements and Exhibits

A.      Exhibits.

Exhibit Number	Description
10.1	Executive Employment Agreement, effective as of August 31, 2009, by and between Auxilio, Inc. and Joseph Flynn
99.1	Press Release, dated August 11, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIO, INC.

Date:           August 11, 2009
By:         /s/ Paul T. Anthony
Name:      Paul T. Anthony
Title:        Interim Chief Executive Officer
                                                                                                                                         Interim President
Chief Financial Officer
Principal Executive Officer
Principal Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Document
10.1	Executive Employment Agreement, effective as of August 31, 2009, by and between Auxilio, Inc. and Joseph Flynn
99.1	Press Release, dated August 11, 2009.